UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 19, 2006

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WISCONSIN ENERGY CORPORATION	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 19, 2006, Wisconsin Electric Power Company ("WEPCO"), a wholly owned subsidiary of Wisconsin Energy Corporation, entered into an Asset Sale Agreement, dated as of December 19, 2006 (the "ASA"), with FPL Energy Point Beach LLC ("FPLE"), an indirect wholly owned subsidiary of FPL Group, Inc., and with FPL Group Capital, Inc. Pursuant to the ASA, WEPCO has agreed to sell its two unit, 1,033 megawatt Point Beach Nuclear Power Plant, located in Two Rivers, Wisconsin (the "Plant"). The purchase price, subject to adjustment for changes in assumed working capital, capital expenditures, and certain other expenses, is approximately $998 million.

The ASA contains a number of customary representations, warranties, covenants and closing conditions found in similar transactions. The closing conditions include approvals of the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Public Service Commission of Wisconsin and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The ASA also contains indemnification provisions subject to specified limitations as to time and amount. The transaction is expected to close in August 2007. However, WEPCO cannot predict with certainty whether or when the closing conditions will be satisfied or whether or when the sale of the Plant will be consummated.

Also on December 19, 2006, WEPCO entered into a Power Purchase Agreement (the "PPA") with FPLE. Under the terms of the PPA, WEPCO will purchase 100% of the capacity and energy of the Plant. WEPCO will have the unilateral option to select a term for the PPA of either (i) an estimated 23 years for Unit 1 and 26 years for Unit 2, or (ii) 16 years for Unit 1 and 17 years for Unit 2, in each case commencing from the closing of the sale of the Plant under the ASA. The PPA will become effective on the closing date of the sale of the Plant. WEPCO cannot predict with certainty whether or when the PPA will become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ENERGY CORPORATION
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 20, 2006	Stephen P. Dickson -- Vice President and Controller

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 20, 2006	Stephen P. Dickson -- Vice President and Controller